Exhibit 10.7

Employee

Performance Vesting

Restricted Stock Grant Agreement under

the Orthofix International N.V.

2012 Long-Term Incentive Plan

This Employee Performance Vesting Restricted Stock Grant Agreement (the “Agreement”) is made this             day of             (the “Grant Date”) between Orthofix International N.V., a Curacao company (the “Company”), and the person signing this Agreement adjacent to the caption “Award Recipient” on the signature page hereof (the “Award Recipient”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Orthofix International N.V. 2012 Long-Term Incentive Plan (the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to afford the Award Recipient the opportunity to acquire Common Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Restricted Stock.

(a) Number of Shares/Vesting. The Company hereby grants to the Award Recipient, on the Grant Date, an Award of             shares of Stock (“Common Shares”) under the Plan subject to the vesting terms and conditions set forth below (the “Restricted Stock”). Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, Restricted Stock granted under this Agreement shall vest on the Performance Achievement Date. In the event that the Performance Achievement Date does not occur within five (5) business days (the “Expiration Date”) of the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Restricted Stock shall be forfeited by the Award Recipient and cancelled by the Company as of the Expiration Date, and the Award Recipient shall have no further right or interest therein.

(b) Additional Documents. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

(c) Issuance of Restricted Stock; Dividend and Distribution Rights. Upon the vesting of the Restricted Stock pursuant to the terms of Section 1(a), the restrictions of Sections 1(a) and 3 shall lapse with respect to the Restricted Stock. The issuance of the Restricted Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. As the Restricted Stock vests as described above, the Company shall appropriately record in its books and records the applicable number of Common Shares held by the Award Recipient.

2. Incorporation of Plan. The Award Recipient acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with its terms and provisions and hereby accepts this grant of Restricted Stock subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

3. Restrictions on Transfer. To the extent not yet vested, the Restricted Stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise.

4. Notification of Election Under Section 83(b) of the Code. Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the Restricted Stock (i.e., zero), and the fair market value of shares on the date any forfeiture restrictions lapse with respect to such shares, will be reportable as ordinary income at that time applicable to it. An Award Recipient may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with thirty days after the Grant Date. In such event, the Award Recipient will have to make a tax payment based on the fair market value of the shares on the Grant Date being treated as ordinary income. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Award Recipient as the forfeiture restrictions lapse.

BY SIGNING THIS AGREEMENT, THE AWARD RECIPIENT ACKNOWLEDGES THAT IT IS HIS OR HER SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF THE AWARD RECIPIENT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF. THE AWARD RECIPIENT AGREES AND ACKNOWLEDGES THAT HE OR SHE IS RELYING SOLELY ON HIS OR HER OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

5. Termination of Service.

(a) Termination of Service Other than for Cause or Voluntary Termination. If, prior to vesting on the Performance Achievement Date, the Award Recipient’s Service is terminated other than by reason of a Voluntary Termination or a termination by the Company for Cause, the Restricted Stock shall remain eligible to vest pursuant to Section 1(a) after such termination occurs.

(b) Termination of Service for Cause; Voluntary Termination. If, prior to vesting on the Performance Achievement Date, (i) the Award Recipient’s Service is terminated by the Company or any of its Subsidiaries for Cause, or (ii) the Award Recipient terminates Service under circumstances constituting a Voluntary Termination, the Restricted Stock shall be forfeited by the Award Recipient and cancelled by the Company as of the date of the Award Recipient’s termination of Service, and the Award Recipient shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise. Notwithstanding the foregoing, in the event that the date of the Award Recipient’s termination of Service occurs after the end of a completed fiscal quarter but prior to the date that the Compensation Committee has evaluated whether the Performance Criteria Achievement has occurred when taking into account the financial results from such completed fiscal quarter, the Restricted Stock shall remain outstanding and eligible to vest through the date on which the Compensation Committee makes such evaluation.

(c) Effect of Employment Agreements Generally. The Company and the Award Recipient agree that notwithstanding anything to the contrary in any Employment Agreement, the terms of an Employment Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested portion of the Restricted Stock shall vest shall not control over the terms of this Agreement, and shall be disregarded in their entirety with respect to the terms of this Award.

6 Change in Control. Upon the occurrence of a Change in Control that occurs prior to each of the Expiration Date and the occurrence of any earlier forfeiture pursuant to Section 5(b), the Restricted Stock shall automatically vest in full.

7. Withholding. The Award Recipient (or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock, as well as for any and all applicable withholding tax requirements of any other country or jurisdiction. When the Restricted Stock vests, the Company shall cause the Award Recipient (or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) to satisfy all of his or her tax withholding obligations by having the Company withhold a number of Common Shares that would otherwise become vested having a Fair Market Value (as of the close of business on the Vesting Date) not in excess of the minimum amount of tax withholding obligations required by law to be withheld with respect to such vesting.

8. No Employment or Other Rights. This grant of Restricted Stock does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any

Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time. For purposes of this Agreement only, the term “employment” shall include circumstances under which Award Recipient provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 8 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

9. Adjustment of and Changes in Common Shares. In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, extraordinary dividend, or other event or change in corporate structure affecting the Common Shares, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the Restricted Stock. The foregoing adjustments shall be determined by the Committee in its sole discretion.

10. Rights as a Shareholder. Except as otherwise provided in this Agreement, the Award Recipient shall have all rights of a stockholder with respect to the Restricted Stock granted under this Agreement, including voting rights. Notwithstanding the foregoing, dividends with respect to the Restricted Stock granted under this Agreement shall accrue, but shall not be paid, until the Award Recipient shall become the holder of record thereof, and no adjustment shall be made for dividends or distributions or other rights in respect of the Restricted Stock if the record date is prior to the date upon which the Award Recipient shall become the holder of record thereof.

11. Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This Restricted Stock grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Restricted Stock or other benefits in lieu of Restricted Stock in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares of Restricted Stock granted, and the vesting provisions.

12. Miscellaneous Provisions.

(a) Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.

(b) Notice. Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing. Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she has most recently provided to the Company. Any notice given electronically shall be deemed effective on the date of transmission.

(c) Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e) Amendments. The Board and the Committee shall have the power to alter or amend the terms of the grant of Restricted Stock as set forth herein from time to time, in any manner consistent with the provisions of Sections 5.3 and 18.10 of the Plan, and any alteration or amendment of the terms of this grant of Restricted Stock by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this grant of Restricted Stock in any manner which is consistent with the Plan.

(f) Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the Award Recipient and the Company.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Award Recipient and the Company regarding the grant of the Restricted Stock and supersede all prior arrangements or understandings (whether oral or written and whether express or implied) with respect thereto. In the event the Award Recipient has an Employment Agreement, any conflicts or ambiguities shall be resolved first by reference to the Plan, then to this Agreement, and finally to the Employment Agreement. In the event such conflict or ambiguity cannot be resolved by reference to the Plan, reference shall be made to this Agreement. Finally, and only in the event such conflict or ambiguity cannot be resolved by reference to the Plan and this Agreement, reference shall be made to the Employment Agreement.

13. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“EBITDA” shall mean net income (loss) from continuing operations before interest expense, income tax expense or benefit, depreciation or amortization for such period, but excluding therefrom (i) all non-cash gains or losses; (ii) all operating expenses disclosed in a separate line item of the Consolidated Statement of Operations other than “Sales and marketing”, “General and administrative”, “Research and development”, “Impairment of Goodwill” and “Amortization of intangible assets”; (iii) the “specified items” excluded from the Company’s reported adjusted net income from continuing operations as set forth in either the earnings press release dated March 27, 2014 or May 7, 2014, as consistently applied to all future quarterly periods; (iv) fines, penalties or other settlement or judgment amounts owed in connection with (a) the review by the staff of the Division of Enforcement of the Securities and Exchange Commission regarding, and a civil securities class action complaint related to, the Company’s restatement of financial statements and related audit committee review of certain accounting and internal control matters (collectively, the “Accounting Review Matters”), and (b) the Company’s review of potential improper payments with respect to the Company’s Brazilian subsidiary, Orthofix do Brasil; and (v) legal and other professional costs related to the Accounting Review Matters.

“Employment Agreement” shall mean a written employment, change in control or change of control agreement between the Award Recipient and the Company and/or a Subsidiary. Employment Agreement expressly does not include any offer letter, at-will employment arrangements or an employment or similar agreement entered into outside the United States solely for purposes of complying with local law requirements with respect to employment. For purposes of this Agreement only and subject to Section 8, the term “Employment Agreement” shall include a written agreement under which the Award Recipient provides consulting or other services as an independent contractor to the Company.

“Performance Achievement Date” shall mean the date that the Compensation Committee certifies in writing that Performance Criteria Achievement has occurred.

“Performance Criteria Achievement” shall mean that the Company’s EBITDA, as calculated consistent with consolidated financial information of the Company reported in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q periodic reports filed with the Securities and Exchange Commission (or, if applicable financial information is not contained therein, in publicly furnished earnings release for corresponding periods or in the Company’s financial books, records and ledgers from which such public disclosures were based), shall equal or exceed $75 million in the aggregate during each of (i) the twelve-month period ended on the last day of the most recently completed fiscal quarter and (ii) the twelve-month period ended on the last day of fiscal quarter immediately preceding the most recently completed fiscal quarter; provided, however, that the fiscal quarters reflected in (i) and (ii) shall not include any fiscal quarter ending on or prior to March 31, 2014 or on or after March 31, 2018.

“Qualified Retirement” shall mean a retirement from Service in accordance with the Company’s retirement policies by the Award Recipient in which, at the time of such retirement, the sum of the Award Recipient’s age and consecutively completed 12-month periods of Service, in each case without giving credit for any partial years, equals or exceeds 75.

“Voluntary Termination” shall occur when the Award Recipient voluntarily ceases Service for any reason or no reason (e.g., the Award Recipient elects to cease being an employee or director or provide consulting services or the Award Recipient resigns or quits). Notwithstanding the foregoing, a Voluntary Termination shall not occur as a result of termination of Service as a result of death, Disability, Qualified Retirement, or termination by the Award Recipient for “good reason” (in accordance with an Employment Agreement providing for such rights).

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EXECUTED on the date first written above.

COMPANY:	ORTHOFIX INTERNATIONAL N.V.

By:
Name:
Title:

AWARD RECIPIENT:

By:
Name:
Title: